September 16, 1987
Amended July 15, 1997
Amended February 5, 1999
Amended November 3, 2000
Amended June 5, 2003
Amended June 8, 2004
Amended October 1, 2007

MILACRON
SUPPLEMENTAL RETIREMENT PLAN

This Plan was approved by the Board of Directors on September 15, 1987, to provide supplemental retirement benefits to certain officers of Milacron Inc.

1.	The term Plan means the Milacron Supplemental Retirement Plan as described in this document.

2.	The following terms shall have the same meanings as those defined in the Milacron Retirement Plan, hereinafter called the Retirement Plan -

Highest Average Compensation;

Accrued Benefit;

Year of Credited Service;

Benefit Commencement Date;

Normal Retirement Date;

Early Retirement Date;

Primary Social Security Benefit;

Actuarial Equivalent;

Company;

Board;

Participant.

For purposes of this Plan, the term Highest Average Compensation shall be determined using “Compensation” as defined under the Milacron Retirement Plan without regard to any dollar limitations and including employee deferrals under the Milacron Compensation Deferral Plan.

3.	The term Recipient shall mean a Participant who also holds one of the following offices in Milacron Inc.: Chairman, President, Vice President, Treasurer, Secretary or Controller.

4.	As used in this document, the words “he”, “him” and “his” shall be taken to refer equally, to a man or a woman.

5.	Subject to the possible choice of a different form of benefit as provided in Section 8, a Recipient shall receive, beginning on his Benefit Commencement Date and ending on the first day of the month in which he dies, a monthly pension equal to one-twelfth of the net annual benefit defined in Section 6, provided that his benefit has become vested as provided in Section 9.

6.	The net annual benefit shall consist of a gross amount, as defined in Section 7, reduced by the sum of (a) the Recipient’s Accrued Benefit under the Retirement Plan, and (b) the product obtained by multiplying 1/70th of his Primary Social Security Benefit by the number, not in excess of 35, of his years of Credited Service.

7.	The gross amount for any Recipient shall be 1.5% of his Highest Average Compensation multiplied by the number (not greater than 35) of his Years of Credited Service and shall be adjusted to reflect an Actuarial Equivalent unless retirement is elected under a Company sponsored temporary early retirement program.

8.	A Recipient shall have options to elect different forms of benefit, and his spouse shall have pre-retirement survivor benefits and costs associated therewith, consistent with those provided by the Retirement Plan. Elections made under the Retirement Plan and under this Plan need not be the same.

9.	Unless forfeited pursuant to Section 13, a Recipient’s benefit shall become vested -

(a)	on his Normal Retirement Date; or

(b)	on his Early Retirement Date; or

(c)	on the date of his involuntary termination of employment before reaching the age of 55 but after completion of ten Years of Credited Service; or

(d)	on the date of his “Qualifying Termination” (as defined in Schedule A, attached hereto) following a “Change in Control” (as defined in Schedule B, attached hereto).

Notwithstanding the foregoing, the Personnel and Compensation Committee of the Board, in its sole discretion, may specify in writing a different vesting schedule or date applicable to any Recipient.

10.	By accepting payment of any benefit under the Plan the Recipient agrees not to be employed, or consult, in any business which is, or is about to be, engaged in a business of the same or substantially the same nature as the businesses of the Company or its subsidiaries without prior written consent of the Company, and breach of this agreement by the Recipient shall be cause for termination of payment of benefits under the Plan.

11.	The establishment of the Plan shall not be construed as conferring any legal rights upon any Recipient or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Recipient and to treat him without regard to the effect which such treatment might have upon him as a Recipient.

12.	Any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized except to such extent as may be required by law.

13.	In the event that a Recipient shall at any time be convicted of a crime involving dishonesty or fraud on his part in his relationship with the Company, all benefits which would otherwise by payable to him under the Plan shall be forfeited.

14.	The Plan shall be administered by the Personnel and Compensation Committee of the Board.

15.	The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

16.	In the event that a Recipient is unable to care for his affairs because of illness or accident, the Board may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

17.	The Board reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time, provided however, that the Plan shall not be modified, amended or terminated during the 24-month period beginning on the date of a Change in Control. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Recipient to receive the benefits granted to him under the Plan before the date of modification, amendment or termination.

18.	Amounts, if any, contributed to the Plan by the Company shall be held in trust, but shall not be held for the separate account of any Recipient.

19.	The Plan shall be governed and construed by the laws of the State of Ohio.

20.	Notwithstanding the foregoing, supplemental benefit payments may be made from this Plan pursuant to such severance and retirement arrangements or agreements as determined by the Company. Such benefit payments shall be subject to the provisions of Sections 10-19 hereof, and the participants receiving such benefit payments shall be treated as Recipients for purposes of applying those Sections.

21.	Effective June 8, 2004, as a result of the transfer to the Plan of the “restoration benefit” under the Milacron Compensation Deferral Plan (the “Deferral Plan”), (i) each participant of the Deferral Plan who was receiving or entitled to receive a restoration benefit as of June 8, 2004 shall become a Participant of the Plan for purposes of the receipt of the restoration benefit thereafter payable from the Plan (a “Former Deferral Participant”) and (ii) each Former Deferral Participant shall be entitled to a restoration benefit from the Plan as provided under Schedule C attached hereto.

22.	The acquisition of a majority of the 6.0% Series B Convertible Preferred Stock of the Company by Ohio Plastics, LLC that may occur after October 1, 2007 and the transactions consummated in connection therewith (the “2007 Acquisition Transaction”) shall not constitute a “Change in Control” under the Plan and, accordingly, the occurrence of the 2007 Acquisition Transaction shall not result in any circumstances, events or changes being triggered solely as a result of the 2007 Acquisition Transaction including, without limitation, any of the following: (a) the accelerated vesting of benefits under Section 9(d) upon a Qualifying Termination following a Change in Control and (b) the prohibition in Section 17 on the modification, amendment or termination of the Plan by the Board during the 24-month period beginning on the date of a Change in Control.

SCHEDULE A

A “Qualifying Termination” shall mean (i) a termination of the individual’s employment by the Company for any reason other than for “Cause” or “Disability” (as defined below) during the “Protection Period” (as defined below), or (ii) the individual’s termination of employment for “Good Reason” (as defined below) during the Protection Period.

(a) Disability. If the individual is absent from duties with the Company on a full-time basis for eighteen consecutive months due to a physical or mental incapacity, and the individual has not returned to the full-time performance of the individual’s duties within thirty (30) days after written Notice of Termination is given to the individual by the Company, such termination shall be considered to be termination by the Company for “Disability” for purposes of this Exhibit.

(b) Cause. The Company may terminate the individual’s employment for Cause. For purposes of this Schedule only, the Company shall have “Cause” to terminate the individual’s employment hereunder only on the basis of (i) the individual’s fraud on, or misappropriation or embezzlement of assets of, the Company that causes material harm to the Company or (ii) the individual’s willful and continued failure to substantially perform the individual’s duties hereunder (other than any such failure resulting from the individual’s mental or physical incapacity or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, as defined in Paragraph (d), by the individual for Good Reason, as defined below); provided, however, that “Cause” shall occur with respect to clause (ii) of this sentence only if such action constituting Cause has not been corrected or cured by the individual within 30 days after the individual has received written notice from the Company of the Company’s intent to terminate the individual’s employment for Cause and specifying in detail the basis for such termination. For purposes of this Paragraph, no act, or failure to act, on the individual’s part shall be considered “willful” unless done, or omitted to be done, by the individual in bad faith and without reasonable belief that the individual’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, the individual shall not be deemed to have been terminated for Cause unless and until delivery to the individual of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the individual and an opportunity for the individual, together with the individual’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the individual was guilty of conduct set forth in clause (i) or (ii) of this Paragraph and specifying the particulars thereof in detail.

(c) Good Reason. The individual shall be entitled to terminate the individual’s employment for Good Reason at any time following a Change in Control. For purposes of this Schedule, “Good Reason” shall exist in the event of the occurrence of any of the following without the individual’s express prior written consent:

(i) any diminution of, or the assignment to the individual of duties inconsistent with, the individual’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control, an adverse change in the individual’s titles or offices as in effect immediately prior to a Change in Control, or any removal of the individual from, or any failure to reelect the individual to, any of such positions, except in connection with the individual’s termination of employment for Disability or Cause or as a result of the individual’s death or by the individual other than for Good Reason;

(ii) a reduction by the Company in the individual’s base salary as in effect on the date of a Change in Control or as the same may be increased from time to time during the term of any agreement between the Company and the individual;

(iii) the Company’s failure to continue any benefit plan or arrangement (including, without limitation, the Company’s life insurance, post-retirement benefits, and comprehensive medical plan coverage) in which the individual participated at the time of a Change in Control (or any other plans providing the individual with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or any action by the Company that would adversely affect the individual’s participation in or materially reduce the individual’s benefits under any such Benefit Plan or deprive the individual of any material fringe benefit enjoyed by the individual at the time of a Change in Control;

(iv) the Company’s failure to continue in effect, or continue payments under, any incentive plan or arrangement (including, without limitation, any equity-based plan or arrangement) in which the individual participated at the time of a Change in Control (hereinafter referred to as “Incentive Plans”) or any action by the Company that would adversely affect the individual’s participation in any such Incentive Plans or reduce the individual’s benefits under any such Incentive Plans;

(v) a relocation of the Company’s principal executive offices to a location outside the Cincinnati, Ohio metropolitan area or relocation of the individual’s primary workplace to any place other than the location at which the individual performed the individual’s duties immediately prior to a Change in Control;

(vi) the Company’s failure to provide the individual with the number of paid vacation days to which the individual was entitled at the time of a Change in Control;

(vii) the Company’s material breach of any provision of any agreement between the Company and the individual regarding severance benefits following a Change in Control;

(viii) the Company’s purported termination of the individual which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph (d);

(d) Notice of Termination. Any purported termination of the individual by the Company or by the individual shall be communicated by written Notice of Termination to the other party in accordance with Paragraph (f) hereof. For purposes of this Schedule, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Schedule relied upon and the facts, if any, supporting application of such provision.

(e) Date of Termination: Dispute Concerning Termination. “Date of Termination” shall mean (i) if the individual’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the individual has not returned to the performance of the individual’s duties on a full-time basis during such thirty (30) day period) or (ii) if the individual’s employment is terminated by the Company for any reason other than Disability or by the individual for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, and in the case of a termination by the individual shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that if the party receiving the Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award referred to in Paragraph (g); and provided, further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice shall pursue the resolution of such dispute with reasonable diligence. The Company shall continue the individual as a participant in the plan until the dispute is finally resolved in accordance with this Schedule. For purposes of determining whether any Qualifying Termination has occurred during the Protection Period, the date a Notice of Termination is given pursuant to this Schedule shall be deemed the date of the individual’s Qualifying Termination.

(f) Notice. For the purposes of this Schedule, notices and all other communications provided for in the Schedule shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

(i) if, to the individual, to the individual’s current address on file with the Company;

(ii) if, to the Company, to: Attn:	Milacron Inc. 4701 Marburg Avenue Cincinnati, Ohio 45209 Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(g) Arbitration. Any dispute or controversy arising under or in connection with this Schedule shall be settled exclusively by arbitration in Cincinnati, Ohio in accordance with the rules of (but not necessarily appointed by) the American Arbitration Association then in effect except as provided herein. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. No such arbitration proceedings shall be commenced or conducted until at least sixty (60) days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within thirty (30) days after the date of the Arbitration Notice, and one chosen within sixty (60) days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. Any Cincinnati, Ohio court of competent jurisdiction shall appoint any arbitrator that has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction.

(h) Definitions. For purposes of this Schedule, “Company” shall mean Milacron Inc., “Protection Period” shall mean the 24-month period beginning on the date of a Change in Control, and “Board” shall mean the Board of Directors of Milacron Inc. and “Change in Control” shall have the meaning set forth in Schedule B.

SCHEDULE B

A “Change in Control” occurs if:

(a) a Person or Group other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company’s then outstanding stock and securities; provided, however, that for purposes of this Paragraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i) of Paragraph (c) of this Schedule.

(b) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 60% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board of Directors of the Company;

(c) there is consummated a merger, consolidation or other corporate transaction, other than (i) a merger, consolidation or transaction that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixy-six and two thirds percent of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or transaction, or (ii) a merger, consolidation or transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person or Group is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding stock and securities;

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least sixy-six and two thirds percent of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to such sale; or

(e) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Company” shall mean Milacron Inc. “Person” shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the “Exchange Act”), as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) any employee plan established by the Company, (ii) any affiliate (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. “Group” shall mean any group as defined in Section 14(d)(2) of the Exchange Act. “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

SCHEDULE C

Restoration Benefit

The purpose of this Schedule C is to restore retirement benefits to eligible Former Deferral Participants whose benefit under the Retirement Plan is reduced due to participation in the Deferral Plan.

(a) Eligibility. A Former Deferral Participant (in this Schedule C, a “Participant”) shall be eligible for a benefit under this Schedule C if:

(i)	The Participant is also a participant in the Retirement Plan;

(ii) The Participant made employee deferrals under the Deferral Plan; and

(iii) The Participant is not eligible to participate in the Milacron Supplemental Pension Plan, Milacron Supplemental Retirement Plan (other than this Schedule C), Milacron Supplemental Executive Retirement Plan or the Milacron Supplemental Executive Pension Plan.

(b) Benefit. A Participant’s vested benefit under this Schedule C shall be a monthly amount equal to the amount determined under the terms of the Retirement Plan as of the Participant’s or surviving spouse’s “benefit commencement date” (as defined in the Retirement Plan) in the form of payment as elected or determined under the Retirement Plan, calculated using the Participant’s “highest average compensation” (as defined under the Retirement Plan, except that “compensation” for a year shall include employee deferrals made under the Deferral Plan with respect to that year) reduced by the monthly amount determined as of the Participant’s or surviving spouse’s benefit commencement date under the Retirement Plan, in the form of payment as elected or determined under the Retirement Plan, calculated without regard to this Schedule C.

(c) Benefit Commencement Date and Payment Options. Benefits under this Schedule C shall commence at the same time and in the same payment form as the Participant or surviving spouse has elected under the Retirement Plan and shall cease at the time benefits cease under the Retirement Plan. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to pay such benefits in a single lump sum determined using the actuarial assumptions used to calculate lump sum amounts as set forth in the Retirement Plan.

(d) Vesting. Unless forfeited pursuant to the applicable provisions of the Plan pursuant to subsection (e) below, a Participant’s benefit under the Schedule C shall become vested at the same time the Participant’s benefit under the Retirement Plan becomes vested.

(e) Additional Provisions. The restoration benefit shall be subject to the provisions of Sections 10-19 of the Plan, and the Participants receiving such restoration benefit shall be treated as Recipients for purposes of those Sections.